NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on July 28, 2020, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on July 15, 2020 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to the Merger Agreement between Leo Holdings Corp. and Digital Media Solutions, Inc., which became effective on July 15, 2020, each issued and outstanding unit of Leo Holdings Corp. that had not been previously separated into the underlying Class A ordinary share and underlying warrant upon the request of the holder thereof, was cancelled and entitled the holder thereof to one share of New DMS Class A Common Stock and one-half of one redeemable warrant to acquire one share of New DMS Class A Common Stock. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on July 16, 2020.